EXHIBIT 99.1


                           IVAX CORPORATION ANNOUNCES
                            CONVERTIBLE NOTE OFFERING

         MIAMI - April 27, 2000 - - IVAX Corporation (AMEX:IVX) announced a private offering of up to $200 million, plus possible over-allotments, of Convertible Senior Subordinated Notes. The Notes will be offered and sold in the United States only to qualified buyers under Rule 144A of the Securities Act of 1933, as amended (the "Securities Act") and a limited number of other institutional "accredited investors" in a private sale exempt from the registration requirements of the Securities Act. Outside the United States they will be offered and sold only to institutional non-U.S. persons in reliance upon Regulation S under the Securities Act.

         The Notes will have a maturity date in 2007 and will be convertible into shares of IVAX Common Stock at any time prior to maturity or call for redemption. The Notes will be redeemable after three years from issuance, subject to certain conditions, at the option of IVAX, in whole or in part. The Notes will be unsecured general obligations of IVAX.

         Net proceeds from the sale of the Notes will be used primarily to acquire technology, products or other businesses, to fund the research, development, testing and commercialization of our pharmaceutical products, and for general corporate purposes.

         The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

         IVAX Corporation, headquartered in Miami, Florida, is a holding company with subsidiaries engaged in the research, development, manufacturing, and marketing of branded and generic pharmaceuticals and veterinary and diagnostic products in the U.S. and international markets.

         EXCEPT FOR HISTORICAL MATTERS CONTAINED HEREIN, STATEMENTS IN THIS PRESS RELEASE ARE FORWARD-LOOKING AND ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED THAT FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES THAT MAY AFFECT THE COMPANY'S BUSINESS AND PROSPECTS, AND CAUSE RESULTS TO DIFFER MATERIALLY FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS. AMONG OTHER THINGS, THE COMPANY MAY NOT COMPLETE THE OFFERING OF THE NOTES; IT MAY NOT SELL THE FULL AMOUNT STATED IN THIS PRESS RELEASE OR ANY EXCESS AMOUNT; THE COMPANY MAY NOT ELECT TO REDEEM THE NOTES; AND THE COMPANY'S USE OF THE NET PROCEEDS MAY NOT RESULT IN THE ACQUISITION OR DEVELOPMENT OF BUSINESSES OR TECHNOLOGIES THAT WILL CONTRIBUTE TO THE COMPANY'S PROFITABILITY. IN ADDITION TO THE RISK FACTORS SET FORTH ABOVE, THE ECONOMIC, COMPETITIVE, GOVERNMENTAL, TECHNOLOGICAL AND OTHER FACTORS IDENTIFIED IN IVAX' FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION COULD AFFECT THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS RELEASE.

CONTACT:  Douglas Heller, Ph.D.                        305-575-6005
          Acting Director, Investor Relations          douglas_heller@ivax.com
          and Corporate Communications                 www.ivax.com
          IVAX Corporation